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                                PRELIMINARY COPY

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
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       Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                               AXEDA SYSTEMS INC.
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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     (4) Date Filed: It is currently intended that definitive copies of this
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                              AXEDA SYSTEMS INC.

                           257 Great Valley Parkway
                               Malvern, PA 19355
                                (800) 700-0362

Dear Axeda Systems Inc. stockholders:

   You are cordially invited to attend our annual meeting of stockholders to be held on June 17, 2002 at 9:00 a.m., local time, at the Marriott, 35 Foxborough Boulevard, Foxborough, Massachusetts 02035.

   At the annual meeting you will be asked to consider and vote upon the following proposals: (i) to elect two (2) of our directors, (ii) to approve an amendment to our 1999 Stock Incentive Plan to increase the number of shares authorized for issuance over the term of the plan (prior to any future automatic increase) by an additional 500,000 shares, and (iii) to ratify the appointment of KPMG LLP as our independent auditors for fiscal year ending December 31, 2002.

   The enclosed proxy statement more fully describes the details of the business to be conducted at the annual meeting. After careful consideration, our Board of Directors has unanimously approved the proposals and recommends that you vote FOR each proposal.

   After reading the proxy statement, please mark, date, sign and return the enclosed proxy card in the accompanying reply envelope as promptly as possible but no later than June 17, 2002. Please reference the "Voting Electronically via the Internet or by Telephone" section on page one of the proxy statement for alternative voting methods. If you decide to attend the annual meeting and would prefer to vote in person, please notify our Secretary that you wish to vote in person and your proxy will not be voted. It is important that your shares be represented and voted at the meeting. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY, VOTE ELECTRONICALLY OVER THE INTERNET OR TELEPHONICALLY AS DESCRIBED ON PAGE ONE OF THE PROXY STATEMENT, OR ATTEND THE ANNUAL MEETING IN PERSON.

   We look forward to seeing you at the annual meeting.
                                                   Sincerely yours,

                                                    /s/  ROBERT M. RUSSELL JR.
                                                   -----------------------------
                                                       Robert M. Russell Jr.
                                                      Chief Executive Officer

Malvern, Pennsylvania
May   , 2002

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                              AXEDA SYSTEMS INC.

                           257 Great Valley Parkway
                               Malvern, PA 19355
                                (800) 700-0362

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 17, 2002

To Our Stockholders:

   Our annual meeting of stockholders will be held on Monday, June 17, 2002 at 9:00 a.m. Eastern Daylight Time, at the Marriott, 35 Foxborough Boulevard, Foxborough, Massachusetts 02035 for the following purposes:

    1. To elect two directors to serve for a three-year term ending in the year 2005 or until their successors are duly elected and qualified;

    2. To approve an amendment to our 1999 Stock Incentive Plan to increase the number of shares authorized for issuance over the term of the plan
       (prior to any future automatic increase) by an additional 500,000 shares;

    3. To ratify the appointment of KPMG LLP as our independent auditors for the year ending December 31, 2002; and

    4. To transact such other business as may properly come before our annual meeting and any adjournment or postponement thereof.

   Each of these matters is described in more detail in the enclosed proxy statement. Our Board of Directors has fixed the close of business on May 3, 2002 as the record date for the determination of which stockholders are entitled to notice of, and to vote at, our annual meeting and any postponement or adjournment thereof. Only stockholders of record as of the close of business on that date will be entitled to vote at our annual meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote at our annual meeting will be available for inspection at our executive offices.

   All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the annual meeting. If you attend the annual meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted.

   YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE, OR VOTE ELECTRONICALLY OVER THE INTERNET OR TELEPHONICALLY AS DESCRIBED ON PAGE ONE OF THE PROXY STATEMENT.

                                              By Order of the Board of
                                              Directors,

                                              By:      /s/  NED E. BARLAS
                                                  ------------------------------
                                                          Ned E. Barlas
                                                     Senior Vice President,
                                                  General Counsel, and Secretary

Malvern, Pennsylvania
May   , 2002

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                              AXEDA SYSTEMS INC.

                           257 GREAT VALLEY PARKWAY
                               MALVERN, PA 19355
                                (800) 700-0362

                                PROXY STATEMENT

   Your vote at our annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope or submit your proxy electronically over the Internet or vote by telephone as described below. This proxy statement has information about our annual meeting and was prepared by our management for the Board of Directors. This proxy statement and the accompanying proxy card are first being mailed to you on or about May , 2002. References in this proxy statement to "we", "our" and "us" refer to Axeda Systems Inc., a Delaware corporation.

                       GENERAL INFORMATION ABOUT VOTING

Who can vote?

   You can vote your shares of common stock if our records show that you owned
the shares on May 3, 2002. A total of     shares of our common stock were
outstanding on May 3, 2002 and entitled to vote at our annual meeting. You are entitled to one vote for each share of common stock you owned on that date. The enclosed proxy card shows the number of shares you can vote.

How do I vote by proxy?

   Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. Alternatively, if you have so elected, you may vote via telephone or electronically over the Internet as described below. Electronic or telephone voting will have the same effect as returning the enclosed proxy card by regular mail. If the proxy card is properly signed and returned, the proxy holders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxy holders will vote for you on that proposal. Unless you instruct otherwise, the proxy holders will vote FOR the director nominees and FOR each of the other proposals to be considered at the meeting.

Voting Electronically Via the Internet or by Telephone

   Stockholders may vote either via the Internet (at www.eproxyvote.com for registered stockholders and www.proxyvote.com for stockholders whose shares are registered in the name of a bank or a brokerage firm) or by telephone. Specific instructions to be followed by any stockholder interested in voting via Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder's identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. Your voting form will provide you with instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed, postage paid envelope provided.

What if other matters come up at the annual meeting?

   The matters described in this proxy statement are the only matters we know will be voted on at our annual meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.

What if the annual meeting is postponed or adjourned and reconvened at a later date?

   The authority to vote your shares granted in the proxy card applies to any postponement of our annual meeting or any further session of such meeting if the initial session is adjourned, for example, as a result of a lack

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of a quorum at the scheduled meeting or if there is a disruption requiring the meeting to be suspended and continued at a later date.

Can I change my vote after I return my proxy card?

   Yes. At any time before the vote on a proposal, you can change your vote either by filing with our Secretary at our principal executive offices at 257 Great Valley Parkway, Malvern, Pennsylvania 19355, a written notice revoking your proxy card or by signing, dating and returning to us a new proxy card. We will honor the proxy card with the latest date. You may also revoke your proxy by attending our annual meeting and voting in person.

Can I vote in person at the annual meeting rather than by completing the proxy card?

   Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend our annual meeting and vote your shares in person.

What do I do if my shares are held in "street name"?

   If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares.

How are votes counted?

   We will hold our annual meeting if holders of a majority of the shares of common stock entitled to vote either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

   If your shares are held in the name of a nominee, and you do not tell the nominee how to vote your shares (so-called "broker nonvotes"), the nominee can vote them as it sees fit only on matters that are determined to be routine, and not on any other proposal. Broker nonvotes will be counted as present to determine if a quorum exists but will not be counted as present and entitled to vote on any nonroutine proposal. Abstentions are counted as negative votes. We may elect to use an automated system administered by our transfer agent to tabulate stockholder votes.

What vote is required to pass proposals at the meeting?

   An affirmative vote of a plurality of shares present or represented at our annual meeting and voting is required for the election of directors. An affirmative vote of a majority of shares present or represented at our annual meeting and entitled to vote is required to increase the number of shares reserved under our 1999 Stock Incentive Plan, to ratify KPMG LLP as our independent auditors and to pass other routine proposals which are presented at the meeting.

Who pays for this proxy solicitation?

   We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse these persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

   Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, that might incorporate this

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proxy statement or future filings made by us under those statutes, the compensation committee report, the audit committee report, reference to the independence of the audit committee members and the stock performance graph contained herein are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

                                PROPOSAL NO. 1:
                             ELECTION OF DIRECTORS

   Our Board of Directors is divided into three classes with staggered three-year terms with each class consisting, as nearly as possible, of one-third of the total number of directors. The number of directors is determined from time to time by the Board of Directors and is currently fixed at six (6) members. A single class of directors is elected each year at the annual meeting. Subject to transition provisions, each director elected at each such meeting will serve for a term ending on the date of the third annual meeting of stockholders after their election or until their successor has been elected and duly qualified. Our Class I Directors are Dale E. Calder and Walter
L. Threadgill, our Class II Directors are Bruce J. Ryan and Robert M. Russell Jr. and our Class III Directors are Paul A. Vais and James R. McDonald. James
R. McDonald was appointed a Class III Director in April 2002 to fill the vacancy created by the resignation of Evangelos Simoudis in April 2002.

   At this year's annual meeting, Messrs. Vais and McDonald, our Class III directors, will stand for re-election. Messrs. Vais and McDonald will serve until the 2005 annual meeting, or until their successors are duly elected and qualified. These directors have agreed to serve if elected and the Board of Directors has no reason to believe that they will be unable or unwilling to serve as nominees or as directors if elected. In the event, however, that they, or either of them, are unable or unwilling to serve as director(s) at the time of the annual meeting, the proxies may be voted for any substitute nominee(s) designated by the present Board of Directors or the proxy holders to fill such vacancy, or the Board of Directors may be reduced in accordance with our bylaws.

   Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below. The two candidates receiving the highest number of affirmative votes of the shares entitled to vote at the annual meeting will be elected as two of our directors. The proxies solicited by this proxy statement may not be voted for more than two (2) nominees.

   Set forth below is certain information concerning the nominees and the other incumbent directors:

Directors to be elected at the 2002 Annual Meeting

   Paul A. Vais. Mr. Vais has served as one of our directors since April 1998. Mr. Vais has been a General Partner of Apax Partners, a venture capital firm, since March 1997. From March 1995 to December 1996, Mr. Vais served as Vice President of Enterprise Partners V.C., a venture capital firm. From October 1994 to March 1995, Mr. Vais served as a consultant for International Business Machines and several early stage companies, providing expertise in strategic marketing and technology development. Mr. Vais also worked at NeXT Computer, Inc., from July 1988 to October 1994, where he served as the Executive Director of Worldwide Marketing and with Apollo Computer, an engineering workstation company. Mr. Vais serves as a director of many companies, including Icarian, Inc., Oblix, Inc. and InfoLibria, Inc. Mr. Vais holds a B.A. in Computer Science from the University of California at Berkeley. Mr. Vais is a member of the compensation and audit committees of the Board of Directors, but holds no other position or offices of Axeda. Mr. Vais is 43 years old.

   James R. McDonald. Dr. McDonald was appointed to our Board of Directors in April 2002. Dr. McDonald has held the Rolls-Royce Chair in Power Engineering at the University of Strathclyde since 1994. Dr. McDonald has also been the Director of the Rolls-Royce University Technology Centre in Power Engineering at the University of Strathclyde since 1996 and the Director of the Centre for Economic Renewable Power Delivery (a Strathclyde/Glasgow University Partnership) since 1998. Dr. McDonald is a Technical Director of Dynamic Knowledge Corporation, a company specializing in knowledge management methods and tools for intelligent

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decision support applications, and a Member of the Rolls-Royce
Electro-Mechanical and Controls Advisory Board. He is a Director of the Centre for Electrical Power Engineering and is the Chairman of the Institute for Energy & Environment, a leading electrical power engineering group. Dr. McDonald earned his Bachelor degree in Electrical and Electronic Engineering, a Masters degree in Electrical and Electronic Engineering, and his PhD in Dynamic Pricing in Electrical Energy Systems, from the University of Strathclyde. He is a Chartered Engineer (C. Eng.), Fellow of the Institution of Electrical Engineers (FIEE), Senior Member of the Institute of Electrical and Electronics Engineers (SMIEEE), and Fellow of the Institute of Physics (FInstP). He has held non-executive board positions with ASCADA (now owned by GE-Harris), a company specializing in real-time network control and operations software and Diagnostic Monitoring Systems, a University spin-out company specializing in sensing and data acquisition systems for plant asset management. Dr. McDonald is 45 years old.

Recommendation of the Board of Directors

   Our Board of Directors recommends a vote "FOR" the election of the nominees named above.

Directors whose term will expire in 2003

   Dale E. Calder. Mr. Calder was appointed to our Board of Directors and as our President on December 7, 2001. Mr. Calder became the President and Chief Executive Officer of eMation, Ltd. in October 1998 as a result of the acquisition of FactorySoft, Inc. by PC Soft International Ltd., which changed its name in February 2000 to eMation, Inc. From 1996 to October 1998, Mr. Calder served as the President of FactorySoft. FactorySoft, which was founded by Mr. Calder in 1996, produced connectivity tools for the automation industry. Mr. Calder attended Duke University and the University of North Carolina at Charlotte and graduated with a degree in Electrical Engineering and also attended the MBA program at Carnegie-Mellon University. Mr. Calder is 40 years old.

   Walter L. Threadgill. Mr. Threadgill has served as one of our directors since January 1998. Since February 1996, Mr. Threadgill has served as Managing General Partner of Atlantic Coastal Ventures, L.P., a venture capital firm. From June 1979 to February 2000, Mr. Threadgill served as President and Chief Executive Officer of Multimedia Broadcast Investment Corporation (or MBIC), a venture capital company specializing in broadcast financing. He also serves on several boards of directors including: ICG Communications, Inc. and Pingtone Communications, Inc. Mr. Threadgill holds a B.A. in Business Administration from Bernard M. Baruch College, City University of New York, an M.B.A. from Long Island University and an M.A. in International and Telecommunications Law from Antioch School of Law.Mr. Threadgill is the Chairman of the audit committee of the Board of Directors, but holds no other position or offices of Axeda. Mr. Threadgill is 55 years old.

Directors whose term will expire in 2004

   Robert M. Russell Jr. Mr. Russell was appointed to our Board of Directors on June 21, 2001 and was appointed Chief Executive Officer by our Board of Directors effective on August 6, 2001. From May 2000 until August 2001, Mr. Russell was the President and Chief Executive Officer of Thomson Learning's Life Long Learning Group. From April 1994 to May 2000, Mr. Russell served, first, as Senior Vice President and General Manager of McGraw Hill's Sweets Group, and subsequently, as President of McGraw-Hill's Construction Information Group. Mr. Russell also serves on the boards of directors of Ohio University College of Business and the National Building Museum (Washington D.C.), and was a regent of the American Architectural Foundation. Mr. Russell holds a B.S. from Ohio University and is a graduate of the Yale Executive School of Management Program. Mr. Russell is 50 years old.

   Bruce J. Ryan. Mr. Ryan was appointed to our Board of Directors in January 2002. Mr. Ryan has been the Executive Vice President and Chief Financial Officer of Global Knowledge Inc., a leading worldwide IT training company and a leader in e-learning solutions, since February 1998. From 1994 until October 1997, Mr. Ryan was Executive Vice President and Chief Financial Officer at Amdahl Corporation. Mr. Ryan held several executive positions at Digital Equipment Corporation from 1969 until 1994, including Senior Vice President of Financial Services, Government and Professional Industries. Mr. Ryan earned his Bachelor degree in Business Administration from Boston College and his MBA from Suffolk University. Mr. Ryan serves as a director of Inrange Technologies Corporation and Ross Systems, Inc. Mr. Ryan is a member of the audit and compensation committees of the Board of Directors, but holds no other position or offices of Axeda. Mr. Ryan is 58 years old.

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Board Committees

   Our Board of Directors held seven meetings during 2001. All directors attended 75% or more meetings of the Board of Directors and the meetings of the committees of the Board of Directors on which they served, except for Frederick
J. Beste, who resigned from the Board of Directors in December 2001.

   The audit committee in 2001 consisted of Walter L. Threadgill, Paul A. Vais and Frederick Beste, until his resignation in December 2001. The audit committee met four times during 2001. The audit committee currently consists of Walter L. Threadgill, Paul A. Vais and Bruce J. Ryan. The audit committee reviews and supervises our financial controls, including the selection of our auditors, reviews the books and accounts, meets with our officers regarding our financial controls, acts upon recommendations of auditors and takes further actions as the audit committee deems necessary to complete an audit of our books and accounts, as well as other matters that may come before it or as directed by the Board of Directors.

   The compensation committee in 2001 consisted of Paul A. Vais and Frederick Beste, until his resignation in December 2001. The compensation committee met two times during 2001. The compensation committee currently consists of Paul A. Vais and Bruce J. Ryan. The compensation committee reviews and approves the compensation and benefits for our executive officers, administers our stock plans and performs other duties as may from time to time be determined by the Board of Directors. In addition to the meetings of the compensation committee, the Board of Directors, including the members of the compensation committee, held meetings and took actions by unanimous written consent in connection with the review and approval of the compensation and benefits for our executive officers and the administration of our stock plans.

   We do not have a nominating committee.

Director Compensation

   Directors who are not currently our employees are eligible to receive discretionary option grants and stock issuances under our 1999 Stock Incentive Plan for their service on the Board of Directors. These directors are entitled to receive an automatic option grant to purchase 20,000 shares at the time of their initial election or appointment to the Board of Directors, and each director who has served for at least six months receives grants of 5,000 options at each annual meeting of stockholders while they serve as directors, including the annual meeting to which this proxy statement relates. Each automatic option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under such option will be subject to our repurchase, at the exercise price paid per share, should the optionee cease Board service prior to vesting in those shares. The shares subject to each initial 20,000-share automatic option grant will vest in a series of four (4) successive equal annual installments upon the optionee's completion of each year of Board service over the four (4)-year period measured from the grant date. The shares subject to each annual 5,000-share automatic grant will vest upon the optionee's completion of one (1)-year of Board service measured from the grant date. However, the shares subject to each outstanding automatic option grant will immediately vest in full upon certain changes in control or ownership of us or upon the optionee's death or disability while a Board member. Following the optionee's cessation of Board service for any reason, each option will remain exercisable for a 12-month period and may be exercised during that time for any or all shares in which the optionee is vested at the time of such cessation of Board service. Messrs. Vais and Threadgill both waived their right to receive an automatic option grant to purchase 20,000 shares of Axeda common stock upon the closing of our initial public offering in July 1999. Mr. Russell was appointed to our Board of Directors in June 2001. In connection with that appointment, he was granted 50,000 options to purchase shares of our common stock at an exercise price of $2.19 per share, 20,000 of which was an automatic option grant. In addition, Mr. Russell received $2,000 for each meeting of the Board of Directors he attended and $1,000 for each committee meeting he attended while he was a non-employee Board member. In August 2001, Mr. Russell was appointed our Chief Executive Officer and Chairman of the Board of Directors. Dr. Simoudis was appointed to our Board of Directors in December 2001. In connection with such appointment, he received an automatic option grant to purchase 20,000 shares of Axeda common stock. Such options terminated on Dr. Simoudis' resignation from the Board of Directors in April 2002. Mr. Ryan was appointed to

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our Board of Directors in January 2002. In connection with his appointment, Mr.
Ryan was granted options to purchase up to 40,000 shares of our common stock at a price of $2.53 per share, of which 20,000 was an automatic option grant. Mr. Ryan is also entitled to receive a grant of an option to purchase 25,000 shares of our common stock at each annual meeting of stockholders while he serves as a director, of which 5,000 will be an automatic option grant, and the remaining 20,000 will vest in a series of four (4) successive equal annual installments upon his completion of each year of Board service over the four (4)-year period measured from the grant date. Dr. McDonald was appointed to our Board of Directors in April 2002. In connection with his appointment, Dr. McDonald was granted options to purchase up to 40,000 shares of our common stock at a price of $2.63 per share, of which 20,000 was an automatic option grant. Dr. McDonald is also entitled to receive a grant of an option to purchase 25,000 shares of our common stock at each annual meeting of stockholders, commencing in 2003, while he serves as a director, of which 5,000 will be an automatic option grant, and the remaining 20,000 will vest in a series of four (4) successive equal annual installments upon his completion of each year of Board service over the four (4)-year period measured from the grant date. Messrs. Ryan and McDonald are entitled to receive $2,000 for each Board of Directors meeting attended and $1,000 for each committee meeting attended while they are non-employee Board members, and are reimbursed for reasonable expenses relating to their service on the Board of Directors. Messrs. Vais and Threadgill do not receive any monetary compensation for their service on the Board of Directors or committees thereof, but are reimbursed for reasonable expenses relating to such service. Each of Messrs. Vais and Threadgill will receive an automatic option grant for 5,000 shares on the date of the annual meeting with an exercise price equal to the closing selling price of our stock on such date.

Compensation Committee Interlocks and Insider Participation

   The compensation committee of our Board of Directors was formed in April 1999. The compensation committee in 2001 consisted of Paul A. Vais and Frederick Beste, until his resignation in December 2001. The compensation committee currently consists of Paul A. Vais and Bruce J. Ryan. None of the above members of this committee was one of our officers or employees at any time during 2001.

Other Information

   There are no family relationships among any of our directors or executive officers.

                                PROPOSAL NO. 2:
                         APPROVAL OF AMENDMENT TO THE
                           1999 STOCK INCENTIVE PLAN
                 RELATING TO AN INCREASE IN THE SHARE RESERVE

   You are being asked to approve an amendment to our 1999 Stock Incentive Plan, or the "Plan", which will increase the number of shares of common stock reserved for issuance under the Plan by an additional 500,000 shares.

   Our Board of Directors adopted the amendment on April 26, 2002, subject to stockholder approval of this proposal.

   Our Board of Directors believes the amendment is necessary to ensure a sufficient reserve of common stock remains available for issuance under the Plan in order to allow us to continue to utilize equity incentives to attract and retain the services of key individuals essential to our long-term growth and financial success. We rely significantly on equity incentives in the form of stock option grants in order to attract and retain key employees and believe that such equity incentives are necessary for us to remain competitive in the marketplace for executive talent and other key employees. Option grants made to newly-hired or continuing employees will be based on both competitive market conditions and individual performance.

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   The following is a summary of the principal features of the Plan, as most recently amended. You may obtain, free of charge, a copy of the amended and restated Plan by writing to Thomas J. Fogarty, Executive Vice President, Chief Financial Officer and Treasurer, Axeda Systems Inc., 257 Great Valley Parkway, Malvern, Pennsylvania 19355.

Equity Incentive Programs

   The Plan consists of three (3) separate equity incentive programs: (i) the Discretionary Option Grant Program, (ii) the Stock Issuance Program and (iii) the Automatic Option Grant Program for non-employee Board members. The principal features of each program are described below. The compensation committee of our Board of Directors has the exclusive authority to administer the Discretionary Option Grant and Stock Issuance Programs with respect to option grants and stock issuances made to our executive officers and non-employee Board members and will also have the authority to make option grants and stock issuances under those programs to all other eligible individuals. However, our Board of Directors may at any time appoint a secondary committee of one or more Board members to have separate but concurrent authority with the compensation committee to make option grants and stock issuances under those two programs to individuals other than our executive officers and non-employee Board members.

   The term "Plan Administrator," as used in this summary, will mean the compensation committee and any secondary committee, to the extent each such entity is acting within the scope of its administrative jurisdiction under the Plan. However, neither the compensation committee nor any secondary committee will exercise any administrative discretion under the Automatic Option Grant Program. All grants under those programs will be made in strict compliance with the express provisions of such programs.

Share Reserve

   At present, there is a total of 5,005,361 shares of common stock reserved in the aggregate for issuance over the term of the Plan. Such share reserve consists of (i) the 2,725,000 shares initially reserved for issuance under the Plan, (ii) the 500,000 share increase approved at our 2000 annual meeting,
(iii) the 158,529, 521,832 and 600,000 share increases effected in January 2000, 2001 and 2002 respectively pursuant to the automatic share increase provision, plus (iv) the additional increase of 500,000 shares of common stock, subject to approval of this proposal at the annual meeting.

   No participant in the Plan may receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 700,000 shares of common stock in the aggregate per calendar year. Stockholder approval of this proposal will also constitute a reapproval of the 700,000-share limitation for purposes of Internal Revenue Code Section 162(m).

   The shares of common stock issuable under the Plan may be drawn from shares of authorized but unissued common stock or from shares of such common stock reacquired by us, including shares repurchased on the open market.

   In the event any change is made to the outstanding shares of common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without receipt of consideration, appropriate adjustments will be made to the securities issuable under the Plan (in the aggregate, annually and to each participant) and the securities and the exercise price per share in effect under each outstanding option.

Eligibility

   Officers and employees, non-employee Board members and independent consultants in our service or the service of our subsidiaries (whether now existing or subsequently established) will be eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Non-employee members of the Board of Directors will also be eligible to participate in the Automatic Option Grant Program.

   As of May 3, 2002, four (4) executive officers, four (4) non-employee Board
members and approximately      other employees and consultants were eligible to
participate in the Discretionary Option Grant and Stock Issuance Programs. The four (4) non-employee Board members were also eligible to participate in the Automatic Option Grant Program.

Valuation

   The fair market value per share of common stock on any relevant date under the Plan will be deemed to be equal to the closing selling price per share on that date on the Nasdaq National Market. On May 3, 2002 the fair market value
per share determined on such basis was $    .

Discretionary Option Grant Program

   The Plan Administrator will have complete discretion under the Discretionary Option Grant Program to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

   Each granted option will have an exercise price per share no less than the fair market value of the option shares on the grant date unless otherwise determined by the Plan Administrator. No granted option will have a term in excess of ten (10) years, and the option will generally become exercisable in one or more installments over a specified period of service measured from the grant date.

   Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent exercisable for vested shares. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

   In addition, the Plan Administrator is authorized to issue stock appreciation rights in connection with option grants made under the Discretionary Option Grant Program, which provide the holders with the right to surrender their options for an appreciation distribution from us. The amount of such distribution will be equal to the excess of (i) the fair market value of the vested shares of common stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of common stock. The Plan Administrator may also grant limited stock appreciation rights to our officers as part of their option grants that may be surrendered to us upon the successful completion of a hostile take-over. In return for the surrendered option, the officer will be entitled to a cash distribution from us in an amount per surrendered option share equal to the excess of (i) the take-over price per share over (ii) the exercise price payable for such share.

   The Plan Administrator also has the authority to effect the cancellation of any or all options outstanding under the Discretionary Option Grant Program and to grant, in substitution therefore, new options covering the same or a different number of shares of common stock but with an exercise price per share based upon the fair market value of the option shares on the new grant date.

Stock Issuance Program

   Shares of common stock may be issued under the Stock Issuance Program at a price per share no less than fair market value unless otherwise determined by the Plan Administrator. The shares may also be issued as a bonus for past services without any cash outlay required of the recipient. The shares issued may be fully vested upon issuance or may vest upon the completion of a designated service period or the attainment of pre-established performance goals. The Plan Administrator will, however, have the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the Stock Issuance Program.

Automatic Option Grant Program

   Under the Automatic Option Grant Program, eligible non-employee Board members will receive a series of option grants over their period of Board service. Each non-employee Board member will, at the time of his or her initial election or appointment to the Board of Directors, receive an option grant for 20,000 shares of common stock, provided such individual has not previously been in our employ. In addition, on the date of each Annual Stockholders Meeting, each individual who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 5,000 shares of common stock, provided he or she has served as a non-employee Board member for at least six
(6) months. There will be no limit on the number of such 5,000-share option grants any one eligible non-employee Board member may receive over his or her period of continued Board service, and non-employee Board members who have previously been in our employ will be eligible to receive one or more such annual option grants over their period of Board service.

   Stockholder approval of this proposal will also constitute pre-approval of each option granted under the Automatic Option Grant Program on or after the date of the annual meeting and the subsequent exercise of that option in accordance with the terms of the program summarized below.

   Each automatic grant will have an exercise price per share equal to the fair market value per share of common stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under such option will be subject to our repurchase, at the exercise price paid per share, should the optionee cease Board service prior to vesting in those shares. The shares subject to each initial 20,000-share automatic option grant will vest in a series of four (4) successive equal annual installments upon the optionee's completion of each year of Board service over the four (4)-year period measured from the grant date. The shares subject to each annual 5,000-share automatic grant will vest upon the optionee's completion of one (1)-year of Board service measured from the grant date. However, the shares subject to each outstanding automatic option grant will immediately vest in full upon certain changes in control or ownership of us or upon the optionee's death or disability while a Board member. Following the optionee's cessation of Board service for any reason, each option will remain exercisable for a 12-month period and may be exercised during that time for any or all shares in which the optionee is vested at the time of such cessation of Board service.

   Each option granted under the Automatic Option Grant Program will include a limited stock appreciation right. Upon the successful completion of a hostile tender offer for more than fifty percent (50%) of the outstanding voting securities or a change in a majority of the Board of Directors as a result of one or more contested elections for Board membership, each outstanding option under the Automatic Option Grant Program may be surrendered to us in return for a cash distribution. The amount of the distribution per surrendered option share will be equal to the excess of (i) the fair market value per share at the time the option is surrendered or, if greater, the tender offer price paid per share in the hostile take-over over (ii) the exercise price payable per share under such option.

   Stockholder approval of this proposal will also constitute pre-approval of each limited stock appreciation right granted under the Automatic Option Grant Program and the subsequent exercise of that right in accordance with the foregoing terms.

General Provisions

Acceleration

   In the event that we are acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not assumed or replaced by the successor corporation will automatically accelerate in full, and all unvested shares outstanding under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

   The Plan Administrator will have the authority under the Discretionary Option Grant Program to provide that options will vest immediately upon (i) an acquisition, whether or not the options are to be assumed, (ii) upon a change in control (whether effected through the successful completion of a tender offer for more than 50% of our outstanding voting stock or a change in the majority of the Board of Directors effected through one or more contested elections for Board membership) or (iii) a subsequent termination of the optionee's service within a designated period following an acquisition in which those options are assumed on a change in control. The vesting of outstanding options under the Stock Issuance Program may be accelerated upon certain terms and conditions.

   The acceleration of vesting in the event of a change in the ownership or control of us may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of us.

Financial Assistance

   The Plan Administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options under the Discretionary Option Grant Program or the purchase of shares under the Stock Issuance Program through full-recourse interest-bearing promissory notes. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of those shares.

Special Tax Election

   The Plan Administrator may provide one or more holders of non-statutory options or unvested share issuances under the Plan with the right to have us withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which such individuals become subject in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of common stock in payment of such withholding tax liability.

Amendment and Termination

   The Board of Directors may amend or modify the Plan at any time, subject to any required stockholder approval pursuant to applicable laws and regulations. Unless sooner terminated by the Board of Directors, the Plan will terminate on the earliest of (i) April 20, 2009, (ii) the date on which all shares available for issuance under the Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of us.

Outstanding Grants

   As of May 3, 2002, options exercisable for an aggregate of      shares of
common stock were outstanding under the Plan and approximately     employees,
four directors and fewer than 10 consultants or advisors were eligible to participate in the Plan. Options to purchase 913,508 shares of common stock
granted under the Plan have been exercised. As of May 3, 2002,      shares of
common stock (excluding the 500,000 share increase that the stockholders are being asked to approve in this proposal) were available for grants under the Plan. On May 3, 2002, the closing price of our common stock on the Nasdaq
Market was $      per share.

   From April 1999 to May 3, 2002, the following persons or groups received options for shares of common stock under the Plan at the indicated weighted average price per share:

                                                          Number of Shares  Weighted Average
                                                             Underlying      Exercise Price
              Name and Position                          Options Granted(#)   Per Share($)
-----------                                              ------------------ ----------------
Robert M. Russell Jr., Chief Executive Officer
  and Chairman of the Board.............................       781,000           $1.11
Francis E. J. Wilde III, Former Chief Executive Officer,
  President, and Director...............................       388,001            4.84
Ned E. Barlas, Chief Legal Officer, Sr. Vice President,
  and General Counsel...................................       131,833            4.08
Thomas J. Fogarty, Chief Financial Officer,
  Executive Vice President..............................       255,000            2.48
Current Executive Officers..............................     1,167,833            1.00
Paul A. Vais............................................        10,000            4.50
James R. McDonald.......................................        40,000            2.63
Non-Executive Director Group............................       125,000            2.92
Non-Executive Officer Employee Group....................     1,711,925            3.24

Federal Income Tax Consequences

Option Grants

   Options granted under the Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

   Incentive Options. The optionee recognizes no taxable income at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two (2) years after the option grant date and more than one (1) year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

   Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over
(ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

   If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. If the optionee makes a qualifying disposition, we will not be entitled to any income tax deduction.

   Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

   If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by us in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when our repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

   We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionee.

Stock Appreciation Rights

   No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income, in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and the holder will be required to satisfy the tax withholding requirements applicable to such income.

   We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Direct Stock Issuances

   The tax principles applicable to direct stock issuances under the Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

Deductibility of Executive Compensation

   We anticipate that any compensation deemed paid in connection with the disqualifying dispositions of incentive stock option shares or the exercise of non-statutory options with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers. Accordingly, all compensation deemed paid with respect to those options will remain deductible without limitation under Code Section 162(m).

New Plan Benefits

   As of May 3, 2002, no stock options had been granted, and no shares of common stock had been issued, on the basis of the share increase that is the subject of this proposal.

Accounting Treatment

   Option grants under the Discretionary Option Grant Program with an exercise price equal to the fair market value of the shares on the date of grant and option grants under the Automatic Option Grant Program will not result in any direct charge to our reported results of operations. However, the fair value of those options is required to be disclosed in the footnotes to our financial statements, and we must also disclose, in footnotes to our financial statements, the pro-forma impact those options would have upon our reported results of operations were the fair value of those options at the time of grant treated as a compensation expense. Option grants made under the Discretionary Option Grant Program with an exercise price less than the fair market value of the shares on the date of grant will result in a direct charge to our reported results of operations equal to the excess of the fair market value of the option shares on the grant date over the exercise price payable for those shares, and that compensation expense will have to be amortized over the vesting schedule in effect for the option.

   Option grants made to non-employee consultants under the Plan will result in a direct charge to our reported results of operations based upon the fair value of the option measured initially as of the grant date and then subsequently on the vesting date of each installment of the underlying option shares. Such charge will accordingly include the appreciation in the value of the option shares over the period between the grant date of the option and the vesting date of each installment of the option shares.

   The number of outstanding options, whether granted with exercise prices or at below fair market value, will be a factor in determining our earnings per share on a fully-diluted bases.

   Should one or more individuals be granted tandem stock appreciation rights under the Plan, then such rights would result in a compensation expense to be charged against our reported results of operations. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of our common stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end would be accrued as compensation expense, to the extent such fair market value is in excess of the aggregate exercise price in effect for those rights.

Stockholder Approval

   The affirmative vote of at least a majority of the outstanding shares of common stock present in person or by proxy at the annual meeting and entitled to vote is required for approval of the amendment to the Plan. Should such stockholder approval not be obtained, then the 500,000-share increase to the share reserve under the Plan will not be implemented, any stock options granted under the Plan on the basis of this increase will immediately terminate without ever becoming exercisable for the shares of common stock subject to those options, and no additional options or stock issuances will be made on the basis of such increase. The Plan will, however, continue in effect, and option grants and direct stock issuances may continue to be made under the Plan until all the shares available for issuance under the Plan (including any share reserve increases on the basis of the three percent (3%) annual evergreen increases in effect under the Plan) has been issued pursuant to such option grants and direct stock issuances.

Recommendation of the Board of Directors

   Our Board of Directors recommends a vote "FOR" approval of this proposal.

                                PROPOSAL NO. 3:
                    RATIFICATION OF APPOINTMENT OF AUDITORS

   KPMG LLP has been selected by our Board of Directors as our independent auditors for the year ending December 31, 2002. If ratification of this selection of auditors is not approved by a majority of the shares of common stock voting thereon, management will review our future selection of auditors.

   Representatives of KPMG LLP are expected to be present at our annual meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

   Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of KPMG LLP as our independent auditors for the current year.

Stockholder Approval

   The ratification of the appointment of KPMG LLP as our independent auditors for the year ending December 31, 2002 requires the affirmative vote of the holders of a majority of the shares of our common stock present at our annual meeting in person or by proxy and entitled to vote.

Recommendation of the Board of Directors

   Our Board of Directors recommends a vote "FOR" ratification of the appointment of KPMG LLP as our independent auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of May 3, 2002, except as noted in the footnotes below by:

  .   all persons who are beneficial owners of 5% or more of our common stock;

  .   each director;

  . our current and former Chief Executive Officer and the other executive officers for the year ended December 31, 2001; and

  .   all directors and executive officers as a group.

   The number of shares beneficially owned and the percentage of shares
beneficially owned are based on       shares outstanding as of May 3, 2002,
adjusted as required by rules of the Securities and Exchange Commission. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to such shares. All shares of common stock subject to options currently exercisable or exercisable within 60 days after May 3, 2002 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

                                                        Number of Shares       Percent
                                                       Beneficially Owned Beneficially Owned
                                                       ------------------ ------------------
Entities associated with Apax Partners, Inc.(1).......     3,323,160             12.2%
Entities associated with Apax Israel Partners II, L.P.
  and Apax-Leumi, Inc.(2).............................     2,008,981              7.4%
Regan Partners Inc.(3)................................     1,361,000              5.0%
Walter L. Threadgill(4)...............................       369,646              1.4%
Robert M. Russell Jr.(5)..............................       174,800                *
Ned E. Barlas(6)......................................       103,481                *
Thomas J. Fogarty(7)..................................       210,566                *
Dale E. Calder(8).....................................       332,991              1.2%
Paul A. Vais(9).......................................     3,328,160             12.2%
Bruce J. Ryan.........................................        10,000                *
James R. McDonald.....................................            --                *
Francis E. J. Wilde III(10)...........................       288,001              1.1%
All Directors and Executive Officers as a group(11)...     4,529,644             16.4%

--------
*Less than 1%

   Except as otherwise noted below, the address of each person listed on the table is c/o Axeda Systems Inc., 257 Great Valley Parkway, Malvern, PA 19355.
(1) Principal Address is 445 Park Avenue, New York, NY 10022. Represents 80,274 shares of our common stock held by APA Excelsior IV/Offshore, L.P, a Cayman Islands Limited Partnership, 362,521 shares of our common stock held by The P/A Fund III, L.P., 20,332 shares of our common stock held by Patricof Private Investment Club, L.P., 28,854 shares of our common stock held by Patricof Private Placement Club II, L.P., 454,924 shares of our common stock held by APA Excelsior IV, L.P., and 2,376,255 shares of our common stock held by APA Excelsior V, L.P. Each of the entities identified above is managed or advised by Apax Partners, Inc. and, as such, Apax Partners, Inc. may be deemed to have shared voting and dispositive power with the General Partners of each Partnership. The above numbers do not include 2,008,981 shares of common stock owned by funds managed or advised by Apax Partners Israel Ltd. and its affiliates and 847,589 shares of common stock owned by funds managed or advised by Apax Partners & Co. Beteiligungsberatung GmbH and its affiliates.
(2) Principal address is 15 Portland Place, London, England W1B 1PT. Apax
    Israel Partners II, L.P and Apax-Leumi, Inc. act as a group for the purpose of acquiring, holding, or disposing or securities. Apax Israel Partners II, L.P is the general partner of Apax Israel II L.P., Apax Israel II Entrepreneur's Club, and Apax Israel II Entrepreneur's Club (Israel) L.P. and may be deemed to have shared power to vote and shared power to dispose of 1,016,970 shares of common stock owned by Apax Israel II L.P., 139,185 shares of common stock owned by Apax Israel II (Israel) L.P., 12,768 shares of common stock owned by Apax Israel II Entrepreneur's Club L.P., and 10,237 shares of common stock owned by Apax Israel II Entrepreneur's Club (Israel). This includes 252,889 shares of common stock which Apax Israel Partners II, L.P. may be deemed to be the beneficial owner that are subject to certain escrow provisions and are owned by certain of the entities listed above. Apax-Leumi Inc. is the general partner of Israel Growth Fund L.P. and may be deemed to have the shared power to vote and the shared power to dispose of the 829,821 shares of common stock owned by Israel Growth Fund L.P. This includes 177,972 shares of common stock subject to certain escrow provisions. The above numbers do not include 3,323,160 shares of common stock owned by funds managed or advised by Apax Partners, Inc. and its affiliates and 847,589 shares of common stock owned by funds managed or advised by Apax Partners & Co. Beteiligungsberatung GmbH and its affiliates.
(3) Principal address is 600 Madison Avenue, New York, New York 10022. Represents 986,000 shares with shared power to vote and dispose of; and 375,000 shares with sole power to vote and dispose of.
(4) Principal Address is 3101 South Street N.W., Washington, D.C. 20007. Includes 364,646 shares of our common stock held by Atlantic Coastal Ventures, L.P. and 5,000 shares of our common stock issuable upon the exercise of options that are exercisable by Mr. Threadgill within 60 days of May 3, 2002. Mr. Threadgill is a General Partner of Atlantic Coastal Ventures, L.P. and one of our directors. Mr. Threadgill shares voting and investment power with Donald F. Greene, a General Partner of Atlantic Coastal Ventures, L.P. over the shares held by Atlantic Coastal Ventures. Mr. Threadgill disclaims beneficial ownership of all of our shares, excluding options to purchase common stock, except to the extent of his pecuniary interest in Atlantic Coastal Ventures, L.P.
(5) Includes 137,500 shares of our common stock issuable upon the exercise of options that are exercisable within 60 days of May 3, 2002.
(6) Includes 92,498 shares of our common stock issuable upon the exercise of options that are exercisable within 60 days of May 3, 2002.
(7) Includes 166,666 shares of our common stock issuable upon the exercise of options that are exercisable within 60 days of May 3, 2002.
(8) Includes 218,750 shares of our common stock issuable upon the exercise of options that are exercisable within 60 days of May 3, 2002.
(9) Includes 5,000 shares of our common stock issuable upon the exercise of options that are exercisable within 60 days of May 3, 2002. Mr. Vais is a Managing Director of Apax Partners Inc. and is one of our directors. Each of the entities identified in Note 1 above is managed or advised by Apax Partners Inc. and, as such, Apax may be deemed to have shared voting and dispositive power with the General Partners of each Partnership with respect to an aggregate of 3,323,160 shares of our common stock. Mr. Vais disclaims beneficial ownership of all of our shares excluding options to purchase common stock, except to the extent of his pecuniary interest in Patricof Private Investment Club, L.P.

(10) Includes 288,001 shares of our common stock issuable upon the exercise of options that are exercisable within 60 days of May 3, 2002.
(11) Includes 625,414 shares of our common stock issuable upon the exercise of options that are exercisable within 60 days of May 3, 2002.

EXECUTIVE COMPENSATION

   The following table sets forth compensation information with respect to the compensation received for services rendered to us by our current Chief Executive Officer, our former Chief Executive Officer, and our other three executive officers (together, the "Named Executive Officers"), in each case for services rendered in all capacities to us and our subsidiaries during the last three fiscal years.

                          Summary Compensation Table

                                                                         Long-Term
                                              Annual Compensation       Compensation
                                          ---------------------------   ------------
                                                                           Awards
                                                                         Securities   All Other
                                                  Annual   Compensation  Underlying  Compensation
      Name and Principal Position         Year   Salary($)   Bonus($)    Options(#)      ($)
      ---------------------------         ----   --------- ------------ ------------ ------------
Robert M. Russell Jr.(1)................. 2001   $133,913    $ 73,881     681,000
 Chief Executive Officer                  2000         --          --          --            --
 and Director                             1999         --          --          --            --

Francis E.J. Wilde III(2)................ 2001    116,667      35,000     100,000      $751,639(6)
 Former Chief Executive                   2000    175,000      21,875          --       148,000(7)
  Officer, President and Director         1999    175,000     103,750     181,041

Thomas J. Fogarty(3)..................... 2001    205,000     172,500     150,000            --
 Executive Vice President,                2000    127,536      62,500     105,000            --
  Chief Financial Officer and Treasurer   1999         --          --          --            --

Ned E. Barlas(4)......................... 2001    179,167     147,500      76,000            --
 Chief Legal Officer,                     2000    137,500      20,375      22,500            --
 Senior Vice President and Secretary      1999     70,319       7,813      33,333            --

Dale E. Calder(5)........................ 2001     11,747     350,000     500,000            --
 President and Director                   2000         --          --          --            --
                                          1999         --          --          --            --

--------
(1) Hired in August 2001.
(2) Mr. Wilde resigned in August 2001.
(3) Hired in May 2000.
(4) Hired in June 1999.
(5) Hired in December 2001.
(6) Represents the forgiveness of advances of $398,000 we made to Mr. Wilde, forgiveness of approximately $16,000 of interest, payments of approximately $15,000, plus accrual of estimated withholding taxes of approximately $322,639 that Mr. Wilde will incur with respect to such amounts which we have agreed to pay, all pursuant to the January 2002 separation agreement we entered into with Mr. Wilde.
(7) Represents loans from us to Mr. Wilde with below-market interest rates.

                       OPTION GRANTS IN FISCAL YEAR 2001

   The following table sets forth option grants for the year ended December 31, 2001 to our current Chief Executive Officer, our former Chief Executive Officer, and our other three executive officers. No stock appreciation rights were granted to any such person during fiscal year 2001.

                                                                                  Potential Realizable Value
                                         Percent of                                  Using Assumed Annual
                         Number of     Total Options                                 Rates of Stock Price
                         Securities     Granted from                                Appreciation for Option
                         Underlying  January 1, 2001 to                                     Term(3)
                          Options    December 31, 2001  Exercise Price Expiration ---------------------------
Name                      Granted           (1)          per Share(2)     Date      0%       5%        10%
----                     ----------  ------------------ -------------- ---------- ------- --------- ---------
Robert M. Russell Jr....   50,000(f)        1.65%            2.19       06/20/11  109,500   187,282   312,416
                          300,000(a)        9.90             1.65       08/05/11  495,000   846,618 1,412,293
                          331,000(d)       10.93             0.01       08/05/11  546,150   934,102 1,558,230

Francis E. J. Wilde, III  100,000(c)        3.30             0.01       01/09/05  222,000   379,695   633,392

Ned E. Barlas...........    1,000(b)        0.03             2.15       02/20/11    2,150     3,677     6,134
                           50,000(c)        1.65             0.01       07/02/11  111,000   189,848   316,696
                           25,000(a)        0.83             2.00       12/06/11   50,000    85,517   142,656

Dale E. Calder..........  200,000(e)        6.60             2.14       12/06/11  428,000   732,025 1,221,134
                          300,000(e)        9.90             0.01       12/06/11  642,000 1,098,038 1,831,701

Thomas J. Fogarty.......  100,000(c)        3.30             0.01       07/02/11  222,000   379,695   633,392
                           50,000(a)        1.65             2.00       12/06/11  100,000   171,034   285,312

--------
(1) Based on an aggregate of 3,029,010 options assumed or granted to employees, consultants and directors during the year ended December 31, 2001.
(2) The exercise price may be paid in cash, with shares of common stock or through a cashless exercise. All options become exercisable as follows: (a) 25% vest at the end of one year with the remainder vesting over three years in equal monthly installments, (b) 100% vest at the end of one year, (c) vesting in equal installments over a twelve-month period, (d) 100,000 which originally vested over a two-year period from August 8, 2001 in equal monthly installments became fully vested on February 6, 2002; 110,000 vest over a two-year period from August 8, 2002 in equal monthly installments, of which the last 25,000 to vest became fully vested on February 6, 2002; 121,000 vest over a two-year period from August 8, 2003 in equal monthly installments, (e) these options were issued under eMation, Ltd.'s 2001 Stock Option Plan and were assumed in connection with the acquisition of eMation Ltd. on December 7, 2001 and became exercisable for shares of our common stock; 25% vested immediately and the remainder vest in equal monthly installments over a two year period, (f) vest over the next four years in equal annual installments. If we are acquired, all options that are not assumed or replaced by the successor corporation will automatically accelerate in full. In addition, Messrs. Russell, Barlas, Calder and Fogarty's employment agreements provide for the immediate vesting of all outstanding options in the event they are terminated without cause.
(3) The potential realizable value is calculated based on the term of the option at its time of grant, which is ten years. It is calculated assuming that the fair market value of our common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2001
                       AND FISCAL YEAR END OPTION VALUES

   The following table sets forth certain information concerning option holdings at December 31, 2001 with respect to each Named Executive Officer. No stock appreciation rights were outstanding at December 31, 2001. No Named Executive Officer exercised any options or stock appreciation rights during 2001.

                                                    Number of Securities
                                                   Underlying Unexercised     Value of Unexercised
                                                   Options/SARs at Fiscal   in the Money Options/SARs
                            Number of                    Year End(#)        at Fiscal Year-End($)(1)
                         Shares Acquired  Value   ------------------------- -------------------------
Name                     on Exercise(#)  Realized Exercisable Unexercisable Exercisable Unexercisable
----                     --------------- -------- ----------- ------------- ----------- -------------
Robert M. Russell Jr....       --           --       16,666      664,334       58,331     2,325,169
Francis E. J. Wilde, III       --           --      280,880      107,121      654,959       178,045
Ned E. Barlas...........       --           --       60,059       71,774       94,423       180,327
Dale E. Calder..........       --           --      125,000      375,000      437,500     1,312,500
Thomas J. Fogarty.......       --           --      102,498      152,502      247,912       364,588

--------
(1) Determined by subtracting the exercise price from the fair market value of our common stock at December 31, 2001 ($3.50 per share) based on the closing selling price of our common stock on the Nasdaq National Market on such date.

                     EQUITY COMPENSATION PLAN INFORMATION

   This table shows information about the securities authorized for issuance under our equity compensation plans as of December 31, 2001.

                                           Number of securities to be    Weighted average   Number of securities
                                           issued upon the exercise of   exercise price of  available for future
                                          outstanding options, warrants outstanding options issuance under equity
              Plan Category                        and rights           warrants and rights  compensation plans
              -------------               ----------------------------- ------------------- ---------------------
Equity Compensation plans approved by
  stockholders...........................           2,352,882                  $3.07               771,302
Equity compensation plans not approved by
  stockholders(1)........................           1,428,710                   1.35                    --
                                                    ---------                  -----               -------
Total....................................           3,781,592                   2.43               771,302
                                                    =========                  =====               =======

--------
(1) On December 7, 2001, we acquired all of the outstanding shares of eMation, Ltd., a private company organized under the laws of the State of Israel, pursuant to a share purchase agreement amended and restated as of October 5, 2001. In connection with such acquisition, we assumed options issued under eMation, Ltd.'s 2001 Stock Option Plan that became exercisable for up to 1,428,710 shares of our common stock, 530,000 of which are exercisable for $0.01 per share and the remaining 898,710 exercisable at $2.14 per share. No options have been or will be granted under the eMation, Ltd. 2001 Stock Option Plan subsequent to our acquisition of eMation, Ltd.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The compensation committee of our Board of Directors sets the compensation of our Chief Executive Officer, reviews the design, administration and effectiveness of compensation programs for other key executives and approves stock option grants for all executive officers. The committee is composed entirely of outside directors.

Compensation Philosophy and Objectives

   We operate in the extremely competitive and rapidly changing high technology industry. The committee believes that the compensation programs for the executive officers should be designed to attract, motivate and retain talented executives responsible for our success and should be determined within a competitive framework and based on the achievement of designated financial targets, individual contribution, customer satisfaction and financial performance relative to that of our competitors. Within this overall philosophy, the committee's objectives are to:

  . Offer a total compensation program that takes into consideration the compensation practices of a group of specifically identified peer companies and other selected companies with which we compete for executive talent;

  . Provide annual variable incentive awards that take into account our overall financial performance in terms of designated corporate objectives and the relative performance of the peer companies as well as individual contributions; and

  . Align the financial interests of executive officers with those of stockholders by providing significant equity-based, long-term incentives.

Compensation Components and Process

   The three major components of our executive officer compensation are: (i) base salary, (ii) variable incentive awards and (iii) long-term, equity-based incentive awards. The committee determines the compensation levels for the executive officers with the assistance of our Human Resources Department, which works with an independent consulting firm that furnishes the committee with executive compensation data drawn from a nationally recognized survey of similarly sized technology companies that have been identified as the peer companies. The positions of our Chief Executive Officer and executive officers were compared with those of their counterparts at the peer companies, and the market compensation levels for comparable positions were examined to determine base salary, target incentives and total cash compensation. In addition, the practices of the peer companies concerning stock option grants were reviewed and compared.

   Base Salary. The base salary for each executive officer is determined at levels considered appropriate for comparable positions at the peer companies.

   Variable Incentive Awards. To reinforce the attainment of our goals, the committee believes that a portion of the annual compensation of each executive officer should be in the form of variable incentive pay. The annual incentive pool for executive officers is determined on the basis of our achievement of financial performance targets and the executive's achievement of other objectives established at the beginning of the fiscal year. The incentive plan sets a threshold level of performance based on revenues that must be attained before any incentives are awarded. Once the fiscal year's threshold is reached, specific formulas are in place to calculate the actual incentive payment for each officer. A target is set for each executive officer based on targets for comparable positions at the peer companies and is stated in terms of an escalating percentage of the officer's base salary for the year.

   Long-Term, Equity-Based Incentive Awards. The goal of our long-term, equity-based incentive awards is to align the interests of executive officers with stockholders and to provide each executive officer with a significant incentive to manage us from the perspective of an owner with an equity stake in the business. The committee determines the size of long-term, equity-based incentives according to each executive's position and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the committee takes into account an individual's recent performance, his or her potential for future responsibility and promotion, comparable awards made to individuals in similar positions with the peer companies and the number of unvested options held by each individual at the time of the new grant. The relative weight given to each of these factors varies among individuals at the committee's discretion. During fiscal 2001, the committee made option grants to Messrs. Russell, Fogarty and Barlas under our Plan. Each grant allows the officer to acquire shares of Axeda common stock at a fixed price per share (the market price on the grant date in the case of incentive stock options, and $0.01 per share in the case of non qualified options granted to such individuals during 2001) over a specified period of time. Options granted to this group of individuals in the year ended December 31, 2001 vest in periodic installments over a one to four-year period contingent upon the executive officer's continued employment with us, subject to early vesting in the case of involuntary termination.

Chief Executive Officer Compensation

   In June 2001, Mr. Russell was appointed to our Board of Directors. In connection with that appointment, he was granted 50,000 options to purchase shares of our common stock at an exercise price of $2.19 per share, 20,000 of which was an automatic option grant. In addition, Mr. Russell received $2,000 for each meeting of the Board of Directors he attended and $1,000 for each committee meeting he attended while he was a non-employee Board member. In August 2001, Mr. Russell was appointed our Chief Executive Officer and Chairman of the Board of Directors. We entered into an employment agreement with Mr. Russell on August 10, 2001 for a three-year term at a base salary of $330,000, an annual cash bonus of $100,000 and a $100,000 bonus if we reach certain revenue goals. If we exceed those revenue goals, he will further be entitled to receive a bonus equal to 1% of the amount by which such goals were exceeded. Mr. Russell also received stock options to purchase 300,000 shares of Axeda common stock at an exercise price of $1.65 per share and 331,000 shares of Axeda common stock at an exercise price of $0.01 per share.

   The annual base salary for Mr. Russell was based on the salary levels paid to chief executive officers of the peer companies. Mr. Russell's 2001 fiscal year incentive compensation was based on our actual financial performance in achieving designated corporate objectives and attaining a strategic revenue objective. Mr. Russell's stock incentive compensation was based on comparable awards made to individuals in similar positions with the peer companies.

   The annual base salary for our former Chief Executive Officer, Mr. Wilde, was established by the committee on January 1, 1999 as $175,000 and was not modified since that date. The committee's decision was based on both Mr. Wilde's performance of his duties and the salary levels paid to chief executive officers of the peer companies. Mr. Wilde's 2001 fiscal year incentive compensation was based on our actual performance in achieving designated corporate objectives. Mr. Wilde's incentive compensation was based on the incentive plan used for all executive officers and provided no dollar guarantees. In addition, in August and September 2000, we entered into agreements to loan Mr. Wilde $52,000 and $96,000, respectively, for an aggregate loan amount of $148,000. The loans were secured by all Axeda common stock held or subsequently acquired by Mr. Wilde. The loans bore interest at 5% per annum and were originally due and payable on December 31, 2000, including all accrued and unpaid interest. The payment terms of the loans were extended to September 30, 2001. During fiscal year 2001, Mr. Wilde was granted an option to acquire 100,000 shares of common stock at a strike price of $0.01. In July 2001, we advanced an additional $250,000 to Mr. Wilde. In January 2002, we entered into a separation agreement with Mr. Wilde pursuant to which we forgave the aggregate amount of the advances of $398,000, forgave interest of approximately $16,000, paid Mr. Wilde an additional amount of approximately $15,000, agreed to pay all withholding taxes Mr. Wilde will incur with respect to such amounts, accelerated the vesting of all of Mr. Wilde's then unvested options, and extended the exercise date of all outstanding options to the earlier of the expiration date of the respective options and three years from the date of the separation agreement.

Compliance with Internal Revenue Code Section 162(m)

   Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance based cash compensation paid to our executive officers for the 2001 fiscal year did not exceed the $1 million limit per officer. Further, the compensation committee believes that the Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. However, we have not adopted a policy of limiting stock option awards to only grants with an exercise price equal to the fair market value of the option shares on the grant date. Accordingly, ordinary income recognized upon exercise of the options granted at less than fair market value (including the options granted with an exercise price of $0.01 per share) will have to be taken into account for purposes of the $1 million limitation per covered individual and may not be deductible by us. The compensation committee has decided that it is not appropriate at this time to take any action to limit or restructure the elements of cash compensation payable to our executive officers.

Other Elements of Executive Compensation

   Executives are eligible for corporation-wide medical and dental benefits and participation in a 401(k) plan under which we currently provide 50% of an employee's contribution up to 3% of such employee's salary. In addition, executives participate in a corporation-wide short and long-term disability insurance program and a group term life insurance program.

   It is the opinion of the committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align our performance and interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

Submitted by the Compensation Committee of our Board of Directors
Paul A. Vais
Bruce J. Ryan

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

   In June 2001, Mr. Russell was appointed to our Board of Directors. In connection with that appointment, he was granted 50,000 options to purchase shares of our common stock at an exercise price of $2.19 per share, 20,000 of which was an automatic option grant. In addition, Mr. Russell was also entitled to receive $2,000 for each meeting of the Board of Directors he attended and $1,000 for each committee meeting he attended. In August 2001, Mr. Russell was appointed our Chief Executive Officer and Chairman of the Board of Directors. We entered into an employment agreement with Mr. Russell in August 2001 for a three-year term at a base salary of $330,000, an annual cash bonus of $100,000, which is guaranteed until the end of 2002, and a $100,000 bonus if we reach certain revenue goals. If we exceed those revenue goals, he will further be entitled to receive a bonus equal to 1% of the amount by which such goals were exceeded. Mr. Russell also received stock options in August 2001 to purchase 300,000 shares of Axeda common stock at an exercise price of $1.65 per share and 331,000 shares of Axeda common stock at an exercise price of $0.01 per share, and a stock option in February 2002 to purchase 100,000 shares of Axeda common stock at an exercise price of $2.60 per share. Pursuant to the employment agreement, Mr. Russell will be paid the greater of his remaining compensation due under the agreement or one year's total compensation, and all stock options will become immediately and fully vested, if his employment is terminated as a result of death or disability, or in the event of his involuntary termination (as defined in the agreement, which includes a termination upon a change of control).

   Mr. Calder was appointed our president and to our Board of Directors in December 2001 upon the completion of our acquisition of eMation, Ltd. We entered into an employment agreement with Mr. Calder in June 2001 for a three-year term commencing on the closing at a base salary of $220,000, an annual cash bonus of up to $100,000, which is guaranteed for the first year, and a $100,000 bonus if we reach certain revenue goals. If we exceed those revenue goals, he will further be entitled to receive a bonus equal to 1% of the amount by which such goals were exceeded. Mr. Calder also received a sign-on bonus of $150,000. We assumed Mr. Calder's stock options on the closing of the eMation acquisition, which are now exercisable to purchase 300,000 shares of Axeda common stock at an exercise price of $0.01 per share and 200,000 shares of Axeda common stock at an exercise price of $2.14 per share. Pursuant to the agreement, Mr. Calder will be paid the greater of his remaining compensation due under the agreement or twenty-four months total compensation, and all stock options will become immediately and fully vested, if (i) we terminate his services without cause or do not renew his employment, or (ii) Mr. Calder terminates his employment with us following: a breach by us of a material term of the agreement which is not cured within 30 days; a change of control (as defined in the agreement); failure to elect and appoint Mr. Calder as Director and President or comparable position; or purported termination not effected pursuant to the terms of the agreement.

   In May 2000, we entered into an employment agreement with Mr. Fogarty, in which we hired Mr. Fogarty as our chief financial officer for a one year term at a base salary of $200,000 per year, an annual cash bonus of $100,000 and stock options to purchase 105,000 shares of common stock, 80,000 with an exercise price of $6.64 per share and 25,000 with an exercise price of $0.01 per share. In July 2001, we entered into an employment agreement with Mr. Fogarty for a two-year term to serve as our executive vice president and chief financial officer. Pursuant to such agreement, upon the closing of the eMation acquisition on December 7, 2001 Mr. Fogarty's salary increased to $220,000 per annum, he became entitled to a guaranteed cash bonus of $100,000 in the first year and was granted options to purchase 50,000 shares of Axeda common stock at the fair market value of $2.00 per share and 100,000 shares of Axeda common stock at an exercise price of $0.01 per share. In addition, Mr. Fogarty will be entitled to receive options to purchase an additional 100,000 shares of Axeda common stock at an exercise price of $0.01 per share at the start of the second year of his term. Pursuant to the agreement, Mr. Fogarty will be paid one year's salary and benefits and all stock options will become immediately and fully vested if (i) the agreement expires, (ii) he resigns after the first year, (iii) his employment is terminated as a result of death or disability, or
(iv) in the event of his involuntary termination (as defined in the agreement).

   We entered into an employment agreement with Mr. Barlas in June 1999, in which we hired Mr. Barlas as our Chief Legal Officer, Vice President and General Counsel for a two-year term at a base salary of $125,000 per year, an annual cash bonus of $25,000 for significant performance and an additional $12,500 for exceptional performance, and an option to purchase up to 33,333 shares of Axeda common stock at an exercise price of $10.20 per share. In May 2001, we entered into an employment agreement with Mr. Barlas for a term ending on December 7, 2002 at a base salary of $200,000 per year, a guaranteed bonus of $100,000 for the year and options to purchase 50,000 shares of Axeda common stock at an exercise price of $0.01 and 25,000 shares of Axeda common stock at $2 per share. Pursuant to the agreement, Mr. Barlas will be paid one year's salary and benefits and all stock options will become immediately and fully vested if (i) the agreement expires, (ii) his employment is terminated as a result of death or disability, or (iii) in the event of his involuntary termination (as defined in the agreement).

   In August 1997, we entered into a letter employment agreement with Mr. Wilde. The annual base salary for Mr. Wilde was $125,000 per annum. Under the employment agreement, we paid $25,000 to Mr. Wilde as a signing bonus and granted to Mr. Wilde a stock option to purchase 166,667 shares of Axeda common stock at an exercise price of $6.00 per share. These stock options have fully vested. These stock options were regranted on September 23, 1998 at $2.52 per share. The letter employment agreement provided that in the event of a sale of all of our assets or a merger in which we were not the surviving entity and in which we are valued at $80,000,000 or more, Mr. Wilde was entitled to the greater of 2.5% of the proceeds or $2,000,000 in cash. In January 2002, we entered into a separation agreement with Mr. Wilde pursuant to which we forgave the aggregate amount of the advances of $398,000, forgave interest of approximately $16,000, paid Mr. Wilde an additional amount of approximately $15,000, agreed to pay all withholding taxes Mr. Wilde will incur with respect to such amounts, accelerated the vesting of all of Mr. Wilde's then unvested options, and extended the exercise date of all outstanding options to the earlier of the expiration date of the respective options and three years from the date of the separation agreement.

PERFORMANCE GRAPH

   The following graph shows comparison of the cumulative total stockholder return on our common stock with that of the Nasdaq Stock Market (U.S.) Index and the stocks included in the Standard and Poor's computer software and services index, for the period beginning July 16, 1999, the day our common stock began trading, through December 31, 2001. The comparison for each of the periods assumes that $100 was invested on July 15, 1999 in our Common Stock, the stocks included in the Nasdaq Stock Market (U.S.) Index and the stocks included in the Standard and Poor's computer software and services index. These indices, which reflect formulas for dividend reinvestment and weighing of individual stocks, do not necessarily reflect returns that could be achieved by an individual investor.

                                    [CHART]

                COMPARISON OF 29 MONTH CUMULATIVE TOTAL RETURN*
         AMONG AXEDA SYSTEMS INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
               AND THE S & P COMPUTER SOFTWARE AND SERVICES INDEX


                                           Cumulative Total Return
                                  7/16/99      12/99     12/00     12/01
AXEDA SYSTEMS INC.                 100.00     320.32     25.00     29.17
NASDAQ STOCK MARKET (U.S.)         100.00     151.48     91.12     72.30
S & P SYSTEMS SOFTWARE             100.00     145.86     73.44     77.23


*$100 invested on 7/16/99 in stock or on 6/30/99 index-including reinvestment of dividends. Fiscal year ending December 31.

CERTAIN TRANSACTIONS

   We currently have indemnification agreements in place with each of our executive officers and directors containing provisions that may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

   In August and September 2000, we entered into agreements to loan Mr. Wilde $52,000 and $96,000, respectively, for an aggregate loan amount of $148,000. The loans were secured by all Axeda common stock held or subsequently acquired by Mr. Wilde. The loans bore interest at 5% per annum and were originally due and payable on December 31, 2000, including all accrued and unpaid interest. The payment terms of the loans were extended to November 30, 2001. In July 2001, we advanced an additional $250,000 to Mr. Wilde. In January 2002, we entered into a separation agreement with Mr. Wilde pursuant to which we forgave the aggregate amount of the advances of $398,000, forgave interest of approximately $16,000, paid Mr. Wilde an additional

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amount of approximately $15,000, agreed to pay all withholding taxes Mr. Wilde will incur with respect to such amounts, accelerated the vesting of all of Mr. Wilde's then unvested options, and extended the exercise date of all outstanding options to the earlier of the expiration date of the respective options and three years from the date of the separation agreement.

   We currently have non-competition and confidentiality agreements in place with each of our executive officers.

   All future transactions, including loans, if any, between us and our officers, directors and principal stockholders and their affiliates and any transactions between us and any entity with which our officers, directors or 5% stockholders are affiliated will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors of the Board of Directors and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

STOCKHOLDER PROPOSALS

   To be included in the proxy statement and form of proxy relating to our annual meeting to be held in 2003, a stockholder proposal must be received by Ned E. Barlas, Secretary, Axeda Systems Inc., 257 Great Valley Parkway, Malvern, Pennsylvania 19355 no later than January 15, 2003. In addition, the proxy solicited by the Board of Directors for the 2003 annual meeting will confer discretionary authority to vote on any stockholder proposal presented at the meeting unless we receive notice of such proposal not later than March 31, 2003.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Our directors and executive officers and 5% or greater stockholders ("Significant Stockholders") must file reports with the Securities and Exchange Commission indicating the number of shares of our common stock they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to us. Based on our review of these reports and written representations from the persons required to file them, we believe each of our directors, executive officers and significant stockholders filed all the required reports during 2001, except that a Form 3 and a Form 5 filed by Dale
E. Calder inadvertently did not disclose his ownership of 1,000 shares of our common stock acquired prior to his appointment in December 2001, which forms were later amended. To our knowledge, during 2001, no other person subject to the reporting requirement of Section 16(a) failed to file or was delinquent in filing a required report.

AUDIT COMMITTEE REPORT

   The following report concerns the audit committee's activities regarding oversight of our financial reporting and auditing process.

   The audit committee is comprised solely of independent directors, as defined in the marketplace rules of The Nasdaq Stock Market, and it operates under a written charter adopted by our Board of Directors. The composition of the audit committee, the attributes of its members and the responsibilities of the committee, as reflected in our charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of our charter on an annual basis. A copy of the audit committee charter may be found in the proxy statement for our 2001 annual meeting of stockholders.

   Management is responsible for our financial reporting process including our system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. KPMG LLP, our independent auditors, are responsible for auditing those financial statements. The audit committee's responsibility is to monitor and review theses processes. It is not the audit committee's duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the audit committee are not our employees and may not be, and may not represent themselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the audit committee has relied, without

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independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on our financial statements. The audit committee's oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee's considerations and discussions with management and the independent auditors do not assure that the our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that our independent accountants are in fact "independent."

   The audit committee has reviewed and discussed the consolidated financial statements with management and the independent auditors, management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the independent auditors represented that their presentations included the matters required to be discussed with the independent auditors by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees."

   Our independent auditors also provided the audit committee with the written disclosures required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the audit committee discussed with the independent auditors their firm's independence.

   Following the audit committee's discussions with management and the independent auditors, the audit committee recommended that our Board of Directors include the audited consolidated financial statements in the Annual Report on Form 10-K.

   For the fiscal year ended December 31, 2001, fees for services provided by KPMG LLP, our independent auditing firm, were as follows:

        Audit Fees............................................. $216,200
        Financial Information Systems Design and Implementation $     --
        Other Fees............................................. $873,600

   Audit Fees ($216,200). This category includes the aggregate fees billed for professional services rendered for the audit of our annual financial statements for the year ended December 31, 2001 and for review of our quarterly reports and audit of our benefit plan during the year ended December 31, 2000.

   Other Fees ($873,600). This category consists of fees related to accounting consultation and technical research ($351,400), transaction services ($64,000) and tax compliance and consultation ($458,200).

   The audit committee has considered whether KPMG LLP's provision of these services is compatible with maintaining KPMG's independence.

   This audit committee report is not considered proxy soliciting material.

Submitted by the Audit Committee of
our Board of Directors:

Walter L. Threadgill
Paul A. Vais
Bruce Ryan

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

OTHER MATTERS

   Our Board of Directors knows of no other business that will be presented to our annual meeting. If any other business is properly brought before our annual meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the recommendation of the Board of Directors. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

   It is important that the proxies be returned promptly and that your shares be represented. You are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

   A copy of our Annual Report on Form 10-K for the year ended December 31, 2001 has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The annual report on Form 10-K is not incorporated into this proxy statement and is not considered proxy solicitation material. We have also filed the Annual Report on Form 10-K for the year ended December 31, 2001 with the Securities and Exchange Commission. You may obtain, free of charge, a copy of the Form 10-K by writing to Thomas J. Fogarty, Executive Vice President, Chief Financial Officer and Treasurer, Axeda Systems Inc., 257 Great Valley Parkway, Malvern, Pennsylvania 19355.

                                           By Order of the Board of Directors,

                                           By:        /s/  NED E. BARLAS
                                                 -----------------------------
                                                         Ned E. Barlas
                                                    Senior Vice President,
                                                 General Counsel and Secretary

Dated: May  , 2002
Malvern, Pennsylvania

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